FOR IMMEDIATE RELEASE

Polaris Announces Amendment to Existing Credit Agreement and Full Prepayment of Senior Notes

Covenant Relief Enhances Financial Flexibility and Supports Long-Term Growth

MINNEAPOLIS, MN – (July 2, 2025) – Polaris Inc. (NYSE: PII), the global leader in powersports, today announced that on June 27, 2025 it executed an amendment to its existing credit facilities, originally dated July 2, 2018. In addition, the company also fully repaid all $350 million of outstanding senior notes due 2028. The debt prepayment was funded through revolving loans under the company’s senior credit facilities.

The amendment modifies the existing credit agreement to include several key updates:

•Extension of Maturity: The maturity date of the incremental term loan has been extended to June 26, 2026.
•Covenant Relief Period: Financial covenants have been modified for the period from June 30, 2025 through June 30, 2026, or an earlier date as designated by Polaris.
•Limitations During Covenant Relief Period: Polaris can continue to pay its regular quarterly dividend as approved by the Polaris Inc. Board of Directors and repurchase shares to offset dilution from equity plans. Polaris will be restricted from paying dividends beyond regular quarterly dividends, and from incurring certain subsidiary-level debt, subject to certain exceptions.
The amended credit agreement remains subject to covenants and events of default that are generally consistent with the prior agreement.

Polaris Chief Financial Officer Bob Mack commented, “As we continue to navigate a dynamic tariff environment, we have proactively amended our existing bank credit facility to allow more covenant flexibility within the agreement. We appreciate the continued partnership from our bank group in supporting our focus on long-term growth and profitability that we believe will enable us to emerge stronger from this dynamic period and reinforce our position as the industry leader in powersports.”

For more information, please refer to the full text of the amendment filed as Exhibit 10.1 to Polaris’ Current Report on Form 8-K.

About Polaris
As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. Polaris’ high-quality product line-up includes the RANGER, RZR, Polaris XPEDITION, and GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; military and commercial off-road vehicles; snowmobiles; Indian

Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; Aixam quadricycles; Goupil electric vehicles; and pontoon and deck boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with a robust portfolio of parts, garments, and accessories. Headquartered in Minnesota, Polaris serves nearly 100 countries across the globe. www.polaris.com

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Investor Contact:
J.C. Weigelt
763-542-0525
JC.weigelt@polaris.com

MEDIA CONTACT
Jess Rogers
763-513-3445
Jessica.rogers@polaris.com